Exhibit 16.1

October 31, 2008

Securities and Exchange Commission

Washington D.C. 20549

To whom it may concern:

We have read Speedemissions, Inc. statements included under Item 4.01(a) of its report dated November 1, 2008 and agree with such statements concerning our firm.

Yours truly,

/s/ Tauber & Balser, P.C.

Tauber & Balser, P.C.

1155 Perimeter Center West, Suite 600

Atlanta, GA 30338

Phone (404) 261-7200

Fax (404) 261-9481